Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of Sunrise Assisted Living, Inc., as listed below, of our report dated February 24, 2003 (except for Note 22, as to which the date is August 7, 2003) with respect to the consolidated financial statements of Sunrise Assisted Living, Inc. included in this Current Report on Form 8-K.

REGISTRATION
STATEMENT
NUMBER	FORM	DESCRIPTION

333-05257	Form S-8	1995 Stock Option Plan, as amended, 1996 Directors’ Stock Option Plan, Stock Option Agreement entered into, effective January 4, 1995, by and between Sunrise Assisted Living, Inc. and David W. Faeder
333-38430	Form S-8	1996 Non-Incentive Stock Option Plan, as Amended
333-26837	Form S-8	1997 Stock Option Plan
333-57291	Form S-8	1996 Directors’ Stock Option Plan, as Amended
333-57293	Form S-8	1998 Stock Option Plan
333-78313	Form S-8	1999 Stock Option Plan
333-78543	Form S-8	Karrington Health, Inc. 1996 Incentive Stock Plan
333-38432	Form S-8	2000 Stock Option Plan
333-61918	Form S-8	2001 Stock Option Plan
333-88570	Form S-8	2002 Stock Option and Restricted Stock Plan
333-61914	Form S-8	Employee Stock Purchase Plan
333-85622	Form S-3	$125 million of 5 1/4% Convertible Subordinated Notes due February 1, 2009

/s/ Ernst & Young LLP

McLean, VA
August 7, 2003